UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 12, 2023
LIGAND PHARMACEUTICALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3911 Sorrento Valley Boulevard, Suite 110
San Diego
CA	92121
(Address of principal executive offices)	(Zip Code)
(858) 550-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LGND	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On October 12, 2023, Ligand Pharmaceuticals Incorporated (the “Company”), entered into a $75 million revolving credit facility with Citibank, N.A. as the Administrative Agent. The credit facility is currently undrawn, matures in October 2026, and is subject to certain covenants and other restrictions outlined below.
The Company, certain subsidiaries of the Company as Guarantors (as defined in the Credit Agreement), and the Lenders (as defined in the Credit agreement), entered into a Credit Agreement (the “Credit Agreement”) with Citibank, N.A., Swingline Lender and L/C Issuer (the “Administrative Agent”).
The Company, the other loan parties thereto, the lenders party thereto and the Administrative Agent have agreed to enter into the Credit Agreement in which the Lenders, the Swingline Lender and the L/C Issuer agreed to make loans and other financial accommodations to the Company in an aggregate amount of up to $75.0 million.
The Credit Agreement provides for a $75.0 million revolving credit facility with a maturity date of October 12, 2026. As of the date of this Current Report on Form 8-K, the Credit Agreement remains undrawn and there is no outstanding balance under the revolving credit facility.
Borrowings under the Credit Agreement are secured by certain collateral of the Company and the Guarantors and are guaranteed by all of the Company’s material domestic subsidiaries, each of whom will derive substantial benefit from the revolving credit facility. In specified circumstances, additional guarantors are required to be added. The Credit Agreement contains various restrictive covenants subject to certain exceptions, including limitations on the Company’s ability to incur indebtedness and certain liens, make certain investments, become liable under contingent obligations in certain circumstances, make certain restricted payments, make certain dispositions within guidelines and limits, engage in certain affiliate transactions, alter its fundamental business or make certain fundamental changes, and requirements to maintain financial covenants, including maintaining a leverage ratio of no greater than 2.50 to 1.00 (increasing to 3.00 to 1.00 with respect to the fiscal quarter in which a material permitted acquisition is consummated and the immediately subsequent three (3) fiscal quarters thereafter) and maintaining minimum consolidated EBITDA (as defined in the Credit Agreement) for any trailing four-quarter period of not less than $45 million.
The leverage ratio also determines pricing under the Credit Agreement. At the Company’s option, borrowings under the revolving credit facility accrue interest at a rate equal to either Term SOFR Rate or a specified base rate plus an applicable margin. The applicable margin is linked to the leverage ratio. The margins range from 1.75% to 2.50% per annum for Term SOFR Rate loans and 0.75% to 1.50% per annum for base rate loans. The revolving credit facility is subject to a commitment fee payable on the unused revolving credit facility commitments ranging from 0.300% to 0.450%, depending on the Company’s leverage ratio. The Company is also required to pay certain fees to the Administrative Agent and L/C Issuer under the revolving credit facility. During the term of the revolving credit facility, the Company may borrow, repay and re-borrow amounts available under the revolving credit facility, subject to voluntary reductions of the swing line, letter of credit and revolving credit commitments.
In addition, the Credit Agreement includes events (including, without limitation, a non-payment under the loan, a breach of warranties and representations in any material respect, non-compliance with covenants by a loan party, cross-default for payment defaults and cross-acceleration for other defaults under material debt or a change of control) which, if not cured within the time period, if any, specified would constitute an event of default. Upon the occurrence of such events of default, the Company could not request borrowings and the lenders may elect to accelerate the outstanding principal and accrued and unpaid interest under the revolving credit facility. Further, outstanding principal and accrued and unpaid interest thereon automatically accelerate upon the entry of an order for relief with respect to any loan party under any bankruptcy, insolvency or other similar law.
The above summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.
The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 12, 2023, among Ligand Pharmaceuticals Incorporated, certain of its subsidiaries, as Guarantors (as defined therein), the Lenders (as defined therein), and Citibank, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: October 17, 2023	By: /s/ Andrew Reardon Name: Andrew Reardon Title: Chief Legal Officer and Secretary